UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
November 15, 2005
C&D Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9389	13-3314599

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Union Meeting Road,
Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 619-2700
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On November 15, 2005, the Company issued a press release regarding certain preliminary financial results for the third quarter ended October 31, 2005. The press release is furnished as Exhibit 99.1 to this Form 8-K Current Report.
Item 7.01 Regulation FD Disclosure.
     The information set forth in this Item 7.01 is being furnished for purposes of compliance with Regulation FD. The Company also is furnishing for purposes of compliance with Regulation FD as Exhibit 99.2 to this Form 8-K Current Report a substantially complete copy of the presentation the Company will be making to prospective investors in the private placement referenced in Item 8.01 hereof.
     For purposes of the information furnished in this Item 7.01, unless the context otherwise requires “C&D Technologies, Inc.,” “C&D,” the “Company,” “we,” “us” or “our” refer to C&D Technologies, Inc. and its subsidiaries.
FORWARD-LOOKING STATEMENTS
     We are furnishing information that contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included herein are forward-looking statements. Included among forward-looking statements are, among other things:
•	fluctuations in prices and availability of raw materials, particularly lead;

•	the success of integration of acquired businesses and the ability to make additional acquisitions or form strategic alliances;

•	economic conditions or market changes in certain market sectors in which we conduct business;

•	changes in pricing environment;

•	success or timing of new product development;

•	foreign operations;

•	political, economic and social changes, or acts of terrorism or war;

•	success of productivity initiatives, including rationalizations, relocations or consolidations;

•	impact of changes in management;

•	costs of complying with environmental laws and regulations and liabilities;

•	statements regarding our business strategy, our business plans or any other plans, forecasts or objectives, any or all of which are subject to change;

•	statements regarding any Securities and Exchange Commission (“SEC”) or other governmental, regulatory or environmental inquiry or investigation;

•	statements regarding anticipated legislative, governmental, regulatory, administrative or other public body actions, requirements, permits or decisions; and

•	any other statements that relate to nonhistorical or future information.
     These forward-looking statements are often identified by the use of terms and phrases such as “achieve,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “plan,” “project,” “propose,” “strategy” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report.
     Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” beginning on page 11 of this report and those risks discussed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2005. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. These forward-looking statements are made as of the date of this report. We assume no obligation to update or revise these forward-looking statements or provide reasons why actual results may differ.
OUR COMPANY
     We are a leading manufacturer and marketer of electrical power storage systems for the standby power and motive power markets. We also produce electronic power supply and conversion products for large OEMs of telecommunications, networking, office, industrial and military equipment.
     We were organized in 1985 to acquire all the assets of C&D Power Systems Division of Allied Corporation, which, along with its predecessors, had been manufacturing batteries for more than 50 years. We have a global manufacturing platform with plants located in the U.S., U.K., Mexico and China and sell our products globally in more than 65 countries to over 5,000 customers. Through organic development and strategic acquisitions, we believe we have become the largest provider of lead-acid batteries used in standby power systems and a leading provider of motive power systems in North America. Moreover, we believe our Power Electronics division is the second largest global provider of DC to DC converter products to the merchant market. For the twelve months ended July 31, 2005 (“LTM”), our net sales were $481.2 million and our Adjusted EBITDA was $33.8 million.
     We conduct our business in three reportable segments: (1) Standby Power, (2) Motive Power and (3) Power Electronics.
Standby Power ($250.7 million, or 52.1%, of LTM net sales)
     Our Standby Power division manufactures and markets lead-acid batteries and standby power systems that integrate lead-acid batteries with other electronic components, which are used to provide backup or standby power for electrical equipment in the event of power loss from the primary power source. Our broad product offering includes: flooded lead-acid batteries; valve-regulated lead-acid (“VRLA”) batteries; and power rectifiers and other related power distribution and monitoring equipment. Standby power systems are used in uninterruptible power supply (“UPS”) systems, wireless and wireline telecommunications, cable television systems, utilities and other applications.
     To meet the needs of our customers, we sell our batteries and other standby power systems components in a wide variety of sizes, configurations and electrical capacities. Specifically, we sell lead-acid batteries in two broad categories: flooded and VRLA. Flooded batteries, which require periodic watering and maintenance, are typically used in UPS, telecommunications and utility applications. VRLA, or sealed, batteries, which are often smaller and require less maintenance, have shorter useful lives and are used in wireless cell sites, cable television systems, corporate data centers and computer networks and other applications. Power rectifiers convert or “rectify” external AC power into DC power at the required level and quality of voltage necessary to constantly charge the standby battery and operate the user’s equipment. Our batteries and standby power systems are marketed and sold under the DYNASTY, MAXRATE, msENDUR, LIBERTY and SAGEON brands.
Motive Power ($57.2 million, or 11.9%, of LTM net sales)
     Our Motive Power division manufactures and markets lead-acid batteries and systems used to power, monitor, charge and test the batteries used in electric material handling vehicles, including forklift trucks, automated guided vehicles and airline ground support equipment. Components for these systems include lead-acid batteries, battery charging equipment and related specialty equipment and parts, which we also sell individually. Our customers include end users in a broad array of industries, dealers of forklift trucks and other material handling vehicles and, to a lesser extent, OEMs of forklift trucks and material handling vehicles. Through our direct sales force and distributor network, we sell to end users in industrial manufacturing, retail distribution and airline ground support. Our batteries and motive power systems are marketed and sold under the C-Line and V-Line, FR, IFR, VERSACHARGE and VFR brands.

Power Electronics ($173.4 million, or 36.0%, of LTM net sales)
     Through our Power Electronics division, we manufacture and market custom, standard and modified-standard power supply and conversion products. Power supply and conversion products are utilized in almost all electronic products to convert available AC or DC voltage to the required level and quality of DC voltage to power the associated equipment. Our products incorporate advanced technology and are designed for reliable operation within the host device. Specific products include DC to DC converters, AC to DC power supplies, digital panel meters, data acquisition components, transformers and inductors. These product families are used in a wide variety of applications, with outputs ranging from sub-one watt to several kilowatts. Our customers include OEMs of telecommunications equipment, computer and networking equipment, office equipment, military equipment, industrial automation systems and test instrumentation. Our power electronics products are marketed and sold under the Celab, Datel and C&D product brand names.
     In fiscal year 2005, we acquired Celab Limited (“Celab”), a provider of power conversion products predominantly sold into military, cable television and telecommunications applications in Europe, Datel Holding Corporation (“Datel”), a manufacturer of primarily DC to DC converters, with additional product offerings in data acquisition components and digital panel meters, and the Power Systems division of Celestica, Inc. (“CPS”), a provider of DC to DC converters and AC to DC power supplies. As a result of these acquisitions, we provide a full line of power supply and conversion products to a significantly expanded Tier I customer base.
Business Strategy
     Our goal is to strengthen our position as a leading global manufacturer and marketer of quality industrial battery systems and power electronics, with a significant presence in North America, Asia and Europe. We plan to achieve this goal by implementing the following strategies:
•	Continue to aggressively pursue consolidation, cost reductions, quality and efficiency improvements across our global operations, including continued investment in modernizing our facilities, employee training and the redeployment of certain manufacturing operations to more cost-effective facilities and to third party contract manufacturers;

•	Continue to pursue quality, on-time delivery, productivity and cost-reduction initiatives enterprise-wide to improve yields, customer satisfaction and profits and to benefit from the Company’s size and scale;

•	Mitigate lead price volatility through our recently instituted, disciplined hedging policy and, where appropriate, pass on higher costs via price increases;

•	Further deploy our turnaround program for the Motive Power division;

•	Capitalize on our recent acquisitions within our Power Electronics division to reduce costs, leverage design expertise firm-wide and accelerate sales of our comprehensive product portfolio to our global and diverse customer base; and

•	Continue to grow in international markets and in high growth end markets and create new growth opportunities through continued development of innovative technology.
Recent Developments
Preliminary Third Quarter Results
     On November 15, 2005, we announced preliminary financial results for our third quarter ended October 31, 2005. Revenues for the third quarter are expected to have been approximately $127.0 million, which would represent a sequential increase of approximately 3% from the second quarter ended July 31, 2005 and an increase of approximately 13% from the third quarter of fiscal year 2005. Subject to our ongoing review of certain assets as described below, operating loss, including special charges, is expected to have been in the range of $1.7 million to $1.9 million. Excluding special charges we expect operating income to have been less than operating income for our second quarter ended July 31, 2005, driven primarily by unfavorable product mix coupled with higher material costs specifically related to third party manufacturing for the Power Electronics division. Special charges recorded during our third quarter ended October 31, 2005 included:
•	an inventory adjustment of approximately $2.3 million in connection with our customers’ accelerated implementation of The European Union’s Restriction on the Use of Hazardous Substances (RoHS) and comparable laws in the U.S.;

•	assimilation charges of approximately $0.7 million related to the integration of acquisitions completed in fiscal year 2005; and

•	severance and related charges totaling approximately $0.8 million in conjunction with the realignment of our senior management team.
     Additionally, a review of long-lived assets, goodwill and identifiable intangible assets and related tax assets for the Power Electronics division, whose balances at July 31, 2005 were approximately $21 million, $78 million and $9 million, respectively, is in progress. The results of this review are expected to be reported in our Quarterly Report on Form 10-Q for our third quarter ended October 31, 2005. While we expect we may have to write off some of these balances, the magnitude is yet to be determined.
Amendment of Senior Secured Credit Facility and Proposed New Financing
     We expect that we would not have been able to certify to our lenders that we met the financial covenants under our existing senior secured credit facility for our third quarter ended October 31, 2005. Accordingly, we have entered into an amendment and waiver with our lenders under this facility whereby the lenders have waived any default that may occur solely with respect to our noncompliance with the financial covenants for our third quarter ended October 31, 2005. The amendment and waiver to this facility also provides that we must repay in full all of our obligations under this facility on or before December 31, 2005. The failure to do so would constitute an event of default thereunder.
     We are negotiating new senior secured credit facilities consisting of a new $75 million senior secured first lien revolving credit facility and a new $50 million senior secured second lien term loan facility that we anticipate consummating prior to December 31, 2005, although we may not be able to do so. All borrowings and other obligations under the new senior secured first lien revolving credit facility will be secured by a first priority lien on substantially all of our personal property and that of our domestic subsidiaries, along with certain of our real estate. All borrowings and other obligations under the new senior secured second lien term loan facility will be secured by a second priority lien on all of the same assets. We anticipate that the drawn proceeds of these facilities will be sufficient to repay the remaining balance under our existing senior secured credit facility.
Summary Consolidated Financial Data
     Our summary consolidated financial data as of and for the years ended January 31, 2003, 2004, and 2005 have been derived from our audited consolidated financial statements, which were audited by PricewaterhouseCoopers LLP. Our summary consolidated financial data as of and for the six months ended July 31, 2004 and July 31, 2005 and the twelve months ended July 31, 2005 have been derived from our unaudited consolidated financial statements. Our unaudited financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, which are normal recurring adjustments (except for special charges) that, in the opinion of our management, are necessary for a fair statement of the financial position and operating results for the periods indicated. Our interim results are not necessarily indicative of our operating results for the entire year nor are our historical results necessarily indicative of our operating results to be expected in the future.

				Six Months
	Year Ended January 31,			Ended July 31,		Twelve Months Ended
($ in thousands, except per share data)	2003	2004(1)	2005(2)(3)	2004	2005	July 31, 2005
Statement of Operations Data:
Net sales	$335,745	$324,824	$414,738	$179,432	$245,897	$481,203
Cost of sales	257,046	248,145	348,080	143,370	200,709	405,419

Gross profit	78,699	76,679	66,658	36,062	45,188	75,784

Operating expenses:
Selling, general and administrative expenses	34,647	40,459	47,480	19,701	31,024	58,803
Research and development expenses	9,509	9,542	19,105	5,856	12,524	25,773
Goodwill impairment	489	—	74,233	—	—	74,233

Operating income (loss)	34,054	26,678	(74,160)	10,505	1,640	(83,025)
Interest expense, net	3,800	1,268	5,015	1,094	4,313	8,234
Other expense, net	1,457	1,641	1,612	1,059	56	609

Income (loss) before income taxes and minority interest	28,797	23,769	(80,787)	8,352	(2,729)	(91,868)
Provision (benefit) for income taxes	9,414	8,795	(21,289)	3,239	(1,907)	(26,435)
Minority interest	91	83	(5)	(97)	(163)	(71)

Net income (loss)	$19,292	$14,891	$(59,493)	$5,210	$(659)	$(65,362)

Net income (loss) per common share — basic(4)	$0.75	$0.58	$(2.35)	$0.21	$(0.03)
Net income (loss) per common share — diluted(5)	$0.74	$0.58	$(2.35)	$0.20	$(0.03)
Dividends per common share	$0.05500	$0.05500	$0.05500	$0.04125	$0.02750

Balance Sheet Data (at end of period):
Cash and cash equivalents(6)	$12,966	$12,306	$26,855	$12,141	$20,915	$20,915
Total assets	382,156	385,950	481,408	483,778	475,309	475,309
Total debt	39,919	19,620	136,878	96,034	129,308	129,308
Total stockholders’ equity	258,274	269,533	209,328	272,616	207,699	207,699

Other Financial Data:
EBITDA (7)(8)	$56,246	$47,488	$(50,892)	$20,752	$13,630	$(58,014)
Adjusted EBITDA (7)(9)	57,936	50,512	41,101	22,875	15,601	33,827
Depreciation and amortization	23,740	22,534	24,875	11,209	11,883	25,549
Capital expenditures	7,163	3,697	11,865	5,534	4,136	10,467
Free cash flow(10)	47,445	37,261	18,326	8,175	9,546	19,697

(1)	On September 25, 2003, we and our wholly owned Mexican subsidiary, C&D Technologies Reynosa, S. de R.L. de C.V., acquired from Matsushita Battery Industrial Corporation of America, and its Mexican subsidiary, Matsushita Battery Industrial de Mexico, S.A. de C.V., a 240,000 square foot facility in Reynosa, Mexico, and the equipment in that facility historically used for the manufacture of large VRLA batteries for standby power applications. In addition, we entered into a worldwide technology license agreement with Matsushita Battery Industrial Co. Ltd. of Japan for selected patents and know-how relating to the manufacturing technology for the aforementioned products. For reporting purposes, the acquisition of the Reynosa facility and associated operating results are included in both the Motive Power and Standby Power divisions.

(2)	On May 27, 2004, we acquired Celab, based in Hampshire, United Kingdom, a provider of power conversion products predominately sold into military, cable television and telecommunications applications in Europe. On June 30, 2004, we acquired Datel and its subsidiaries, a Mansfield, Massachusetts-based manufacturer of primarily DC to DC converters, with additional product offerings in data acquisition components and digital panel meters. On September 30, 2004, we acquired CPS, a Toronto, Ontario-based provider of DC to DC converters and AC to DC power supplies. For reporting purposes, these three acquisitions are included in the Power Electronics division.

(3)	The following charges are included in our consolidated statement of operations for the fiscal year ended January 31, 2005 in cost of sales: non-cash fixed asset impairment charges at our Leola, Pennsylvania, and Huguenot, New York, facilities totaling $9.6 million; environmental clean-up charges at these two facilities in the amount of $3.9 million; and rigging, transportation and severance costs related to the transfer of production to our Reynosa, Mexico, facility of $1.4 million. Operating expenses for the fiscal year ended January 31, 2005 included non-cash goodwill and identifiable intangible asset impairment charges of $74.2 million and $0.5 million, respectively, relating to the Power Electronics division. We also incurred $0.8 million of acquired in-process research and development expenses related to Power Electronics division acquisitions, included in research and development expenses.

(4)	Based on 25,818,024, 25,536,628, 25,349,488, 25,351,724 and 25,352,534 weighted average shares outstanding – basic, respectively.

(5)	Based on 26,025,179, 25,731,961, 25,349,488, 25,504,161 and 25,352,534 weighted average shares outstanding – diluted, respectively.

(6)	Cash and cash equivalents presented are not net of $4.5 million, $4.9 million, $8.7 million, $6.2 million and $1.1 million of cash overdrafts at January 31, 2003, 2004 and 2005 and July 31, 2004 and 2005, respectively.

(7)	We define “EBITDA” as net income (loss) before income tax expense (benefit), net interest expense and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted to exclude minority interest, other expense, net and certain items that we consider nonrecurring and that we believe are not indicative of future performance. We caution you that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA or Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our operating performance. In addition, the instruments governing our indebtedness use EBITDA (with additional adjustments) to measure our compliance with covenants such as minimum consolidated EBITDA, maximum consolidated total leverage ratio and minimum consolidated fixed charges coverage ratio. Although we use EBITDA and Adjusted EBITDA as financial measures to assess the performance of our business, the use of EBITDA and Adjusted EBITDA is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. The presentation of EBITDA and Adjusted EBITDA included in this report should be considered in addition to, and not as a substitute for, net income (loss) in accordance with GAAP as a measure of performance.

(8)	The following table reconciles our EBITDA to net income (loss).

				Six Months
	Year Ended January 31,			Ended July 31,		Twelve Months Ended
($ in thousands)	2003	2004	2005	2004	2005	July 31, 2005
Statement of Operations Data:
Net income (loss)	$19,292	$14,891	$(59,493)	$5,210	$(659)	$(65,362)
Provision (benefit) for income taxes	9,414	8,795	(21,289)	3,239	(1,907)	(26,435)
Interest expense, net	3,800	1,268	5,015	1,094	4,313	8,234
Depreciation and amortization	23,740	22,534	24,875	11,209	11,883	25,549

EBITDA	$56,246	$47,488	$(50,892)	$20,752	$13,630	$(58,014)

     (9) The following table reconciles our Adjusted EBITDA to EBITDA:

					Six Months
	Year Ended January 31,				Ended July 31,				Twelve Months Ended
($ in thousands)	2003	2004	2005		2004		2005		July 31, 2005
EBITDA	$56,246	$47,488	$(50,892)		$20,752		$13,630		$(58,014)
Minority interest	91	83	(5)		(97)		(163)		(71)
Other expense, net	1,457	1,641	1,612		1,059		56		609
Impairment of goodwill and intangibles and in-process R&D expenses	489	—	75,477	(a)	—		—		75,477	(a)
Charges related to transfer of manufacturing to Reynosa plant	—	—	14,909	(b)	1,161	(c)	—		13,748
Executive severance accrual	—	—	—		—		2,078	(d)	2,078	(d)
Other items (e)	(347)	1,300	—		—		—		—

Adjusted EBITDA	$57,936	$50,512	$41,101		$22,875		$15,601		$33,827

(a)	As part of our annual impairment review, we determined that the carrying value of the Power Electronics division exceeded its fair value primarily as a result of lower financial projections, coupled with publicly available market information related to integration risks associated with the fiscal year 2005 acquisitions within the Power Electronics division. Accordingly, we compared the implied fair value of the Power Electronics division’s goodwill and identifiable intangibles with the carrying amount of that goodwill and identifiable intangibles and found in connection with our preparation and review of our financial statements that pre-tax non-cash goodwill and identifiable intangible asset impairment charges of $74.2 million and $0.5 million, respectively, relating to the Power Electronics division were required as of January 31, 2005. No impairment to goodwill or identifiable intangibles was required in any other divisions as of January 31, 2005. We also incurred $0.8 million of acquired in-process research and development expenses during the third and fourth quarters of fiscal year 2005 related to Power Electronics division acquisitions, included in research and development expenses.

(b)	During the third quarter of fiscal year 2005, we substantially completed the transition of our Motive Power V-Line products and former Standby Power HD products (now replaced by the MSE and msENDUR products) to our Reynosa, Mexico facility. As a result of the completion of feasibility analyses and successful product start-up testing, we recorded impairment charges related to machinery and equipment of $9.6 million, consisting of $6.4 million in Leola,

Pennsylvania (recorded in our Standby Power division) and $3.2 million in Huguenot, New York (recorded in our Motive Power division), in cost of sales. Additionally, one of the buildings in Leola has been reclassified as held for sale. This building, which had a book value of $2.0 million at October 31, 2004, has been written down to $1.9 million, its expected fair value, resulting in a loss of $0.1 million. We also incurred accrued estimated environmental clean-up and impaired equipment decontamination charges of $3.9 million associated with the impairment charges described above, consisting of $2.5 million in Leola, Pennsylvania (recorded in our Standby Power division) and $1.4 million in Huguenot, New York (recorded in our Motive Power division), the timing for which has not been ascertained, in cost of sales. We also incurred rigging, transportation and severance costs related to the transfer of production to Reynosa of $1.4 million, of which $1.2 million was incurred in the six months ended July 31, 2004 and $0.3 million was incurred in the six months ended January 31, 2005, recorded in cost of sales.

(c)	Represents the $1.2 million of rigging, transportation and severance costs related to the transfer of production to Reynosa incurred in the first and second quarters of fiscal year 2005, recorded in cost of sales.

(d)	In the first quarter of fiscal year 2006, we incurred $2.1 million in severance expenses for former executive officers, recorded in selling, general and administrative expenses. $1.8 million represents expenses associated with the CEO’s severance package, while $0.2 million is associated with the severance package of the general manager of our Motive Power division.

(e)	Fiscal year 2004 other items consists of $1.3 million of start-up costs relating to our new Reynosa, Mexico facility, recorded in cost of sales. Fiscal year 2003 other items include $1.3 million of re-organization charges related to the closure of our Shannon, Ireland, Power Electronics facility, recorded in cost of sales, offset by a $1.6 million gain recognized on the sale of our Conshohocken, Pennsylvania facility, recorded in selling, general and administrative expenses.

(10)	Free cash flow is calculated as net cash provided by operating activities less acquisition of property, plant and equipment.
RISK FACTORS
     Fluctuations in prices and availability of raw materials, particularly lead, could increase our costs or cause delays in shipments, which would adversely impact our results of operations.
     Our operating results could be adversely affected by increases in the cost of raw materials, particularly lead, the primary component cost of our battery products, or other product parts or components. Lead represented approximately 20% of our consolidated cost of sales during the six months ended July 31, 2005. Lead market prices averaged $0.217 per pound in fiscal year 2002, $0.203 per pound in fiscal year 2003, $0.246 per pound in fiscal year 2004 and $0.410 per pound in fiscal year 2005. The lead market price reached a 5-year high of $0.479 per pound on December 31, 2004 and traded at $0.470 on November 7, 2005. The increase in lead market price has negatively impacted our financial results in recent periods. We may not be able to fully offset the effects of higher costs of raw materials through price increases to customers or by way of productivity improvements. A significant increase in the price of one or more raw materials, parts or components could have a material adverse effect on our results of operations. Additionally, we have recently instituted a lead hedging policy to mitigate our exposure to volatility in the price of lead. To the extent lead market prices decline in the future, we may be obligated to purchase a portion of our lead requirements at higher prices than are then available in the market.

     Our ability to meet customer demand depends, in part, on our ability to obtain timely and adequate supply and delivery of raw materials, including lead, and other product parts or components from our suppliers or from internal manufacturing capacity. Although we work closely with both our internal and external suppliers (and, as to the continuing availability of lead, our industry associations) to avoid encountering unavailability or shortages, we may encounter them in the future. The cessation, reduction or interruption of supply of raw materials, product parts or components could have a material adverse effect on our operations. The loss of a key supplier or the inability to obtain certain key products or components could cause delays or reductions in shipments of our products, which could negatively affect customer satisfaction, thereby reducing our revenues, or could increase our costs.
     We have obtained a waiver of the financial covenants under our existing senior secured credit facility pursuant to an amendment that requires us to repay, in full, all amounts outstanding no later than December 31, 2005. We cannot guarantee that we will be able to obtain the financing necessary to repay such amounts on terms acceptable to us, or at all.
     We expect that we would not have been able to certify compliance with financial covenants under our senior secured credit facility for our third quarter ended October 31, 2005. Accordingly, we have obtained an amendment to such facility in which the lenders have agreed to waive compliance with the financial covenants for our third quarter ended October 31, 2005. The amendment also provides that we must repay in full all obligations under the facility on or before December 31, 2005. The failure to do so would constitute an event of default under the facility. We do not anticipate having cash flow sufficient to repay in full the facility by December 31, 2005.
     As described above under “Our Company–Recent Developments–Amendment of Senior Secured Credit Facility and Proposed New Financing,” we are negotiating new senior secured credit facilities consisting of a new $75 million senior secured first lien revolving credit facility and a new $50 million senior secured second lien term loan facility that we anticipate consummating prior to December 31, 2005, the proceeds of which would be sufficient to repay, in full, all outstanding obligations under our existing senior secured credit facility. However, we may not be able to obtain such financings on terms acceptable to us, or at all. Any failure to obtain financings necessary to refinance the existing senior secured credit facility could have a material adverse effect on our financial condition and results of operations.

     Lack of successful integration of acquired businesses or difficulties in making acquisitions or forming strategic alliances could hinder our ability to implement our business strategies.
     In addition to our recent acquisitions of Celab, Datel and CPS during fiscal year 2005, we may continue to make acquisitions, and in the future, may make divestitures and form strategic alliances, which may not be completed or be beneficial to us. Acquisitions present significant challenges and risks relating to the integration of the acquired business into our company, including substantial management time and financial and other resources, and we may not manage acquisitions successfully. Our success in realizing the expected benefits from recent and any future acquisitions depends on a number of factors, including retaining or hiring local management personnel, successful integration of the operations, information technology (“IT”) systems, customers, vendors and partner relationships of the acquired companies and our ability to devote capital and management attention to the newly acquired companies in light of other operational needs. In addition, the integration of the sales, accounting and research and development personnel across several geographic areas is important to the success of our strategy. Our efforts to implement our strategy could be affected by a number of factors beyond our control, such as increased competition and general economic conditions in the countries where newly acquired companies operate. Any failure to effectively implement our strategy could have a material adverse effect on our results of operations.
     We may face additional charges relating to our current reassessment of the Power Electronics division’s goodwill, identifiable intangible assets, long-lived assets and related tax assets, and we may be required to either deposit funds into our defined benefit pension plans or take a non-cash charge to our stockholders’ equity.
     We are currently reassessing our goodwill, identifiable intangible assets, long-lived assets and related tax assets with respect to the Power Electronics division. Pending the completion of our assessment, expected to be completed prior to the filing of our Quarterly Report on Form 10-Q for our third quarter ended October 31, 2005, impairment charges may be required related to these items, which would adversely impact our results of operations. Also, we have made discretionary contributions to our pension plans in recent years, and we expect to make discretionary contributions totaling approximately $8 million to three of our domestic pension plans by December 31, 2005, or alternatively to incur a charge to stockholders’ equity that, net of tax, could be approximately $22 million, which would adversely impact our financial position.

     We may face additional impairment charges if economic environments in which our businesses operate and key economic and business assumptions substantially change.
     Assessment of the potential impairment of property, plant and equipment, goodwill and other identifiable intangible assets is an integral part of our normal ongoing review of operations. Testing for potential impairment of long-lived assets is dependent on numerous assumptions and reflects our best estimates at a particular point in time, which may vary from testing date to testing date. The economic environments in which our businesses operate and key economic and business assumptions with respect to projected product selling prices and materials costs, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on both the existence and magnitude of impairments, as well as the time at which such impairments are recognized. Future changes in the economic environment and the economic outlook for the assets being evaluated could also result in additional impairment charges. Any significant impairments would adversely impact our financial results.
     Adverse economic or market changes in certain market sectors in which we conduct business could impact our results of operations.
     Our results of operations could be adversely affected by conditions in the domestic and global economies or the markets in which we conduct business, such as telecommunications, UPS, cable television, switchgear and control, material handling and military. Our products are principally used in connection with the telecommunications and IT industries. Weakness in these markets, such as a decline in consumer and business expenditures for IT and telecommunications may lead to a decrease in the demand for our equipment or the prices that we can charge. Any such decrease could adversely affect our operating results by decreasing revenues and gross profit margins. For example, there were significant declines in corporate telecommunications and IT capital expenditures in recent years, and this negatively affected our results of operations.
     We are subject to pricing pressure from our larger customers.
     We face significant pricing pressures in all of our business segments from our larger customers. Because of their purchasing size, our larger customers can influence market participants to compete on price terms. Such customers also use their buying power to negotiate lower prices. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on our financial results.

     We operate in extremely competitive industries and are subject to continual pricing pressure.
     We compete with a number of major domestic and international manufacturers and distributors of electrical storage and power conversion products, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industries, consolidation and the financial difficulties being experienced by several of our competitors, we have faced continual and significant pricing pressures. These pricing pressures may prevent us from fully recovering increased costs we might incur. We anticipate heightened competitive pricing pressure as Chinese and other foreign producers, who are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major U.S. and European markets. Several of our competitors have stronger technical, marketing, sales, manufacturing, distribution and other resources, as well as more significant name recognition and established positions in the market and longer-standing relationships with OEMs and other customers than we do. In addition, certain of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our competitive position has depended, and continues to depend, on our ability to control and reduce our costs in the face of these pressures.
     Difficulties or delays in product development would hinder our financial performance.
     Our financial performance and our ability to compete are largely dependent on our ability to renew our pipeline of new products and to bring these products to market, including introducing viable new products; successfully completing research and development projects or integrating or otherwise capitalizing upon purchased or licensed technology; obtaining adequate intellectual property protection; maintaining or improving product quality or reducing product costs through continued product engineering; and utilizing or gaining market acceptance of new products. To the extent our research and development initiatives are unsuccessful in one or more of these pursuits, the market does not accept our new or improved products or our sales force is unsuccessful in marketing such products, our financial results will be negatively impacted. In addition, industry standards, customer expectations, new technologies or other products may emerge that could render one or more of our products less desirable or obsolete. Our financial performance could also be affected by competitive products and technologies.
     We are subject to risks associated with our foreign operations.
      We have operations in Canada, China, England, Germany, Japan and Mexico, either directly or through joint ventures. For fiscal year 2005, sales outside the U.S. accounted for approximately 26% of our revenue. In our financial statements, we translate local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period. Our most significant foreign currency exposures are to the Canadian dollar and the euro. During times of a strengthening United States dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer United States dollars, in spite of our efforts to hedge against currency risk exposures. In addition, we may face restrictions on our ability to repatriate funds from our international operations.
     Foreign operations are subject to risks that can materially increase the cost of operating in foreign countries and thereby may reduce our overall profitability. These risks include, but are not limited to:
•	currency exchange rate fluctuations;

•	increases in foreign tax rates and foreign earnings potentially being subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	general economic and political conditions in countries where we operate and/or sell our products, including inflation;

•	the difficulties associated with managing an organization spread throughout various countries;

•	required compliance with a variety of foreign laws and regulations; and

•	limited protection of intellectual property in certain foreign jurisdictions.
     We are subject to risks associated with our operations in China.
     A substantial amount of our materials sourcing originates in China. Enforcement of existing laws or contracts based on existing Chinese law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction in China. The relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes.
     Furthermore, many of our products are manufactured in China and must be shipped into the U.S. and Europe. When they enter the U.S. or Europe, these products may be subject to import quotas, import duties and other restrictions. Any inability to import these products into the U.S. or Europe, and any tariffs we may be required to pay with respect to these products may have a material adverse impact on our business and results of operations. Additionally, if the Chinese government decides to significantly revalue the Yuan, such an action could adversely impact our business and financial results.
     Delays in the relocation of our Shanghai facility or the failure to complete that relocation may adversely affect our business and results of operations.
     The Chinese government has notified our joint venture that it is required to relocate our Shanghai facility, for which the Chinese government has paid the joint venture approximately $15.5 million to effect the relocation and the construction of a new facility. We anticipate commencing production in the new facility in the fourth quarter of fiscal year 2007. Delays in or failure to complete the relocation and construction of the new facility may inhibit our ability to complete orders and deliver products to our customers, and a failure to complete the relocation would require us to move production of some products to other facilities, which would adversely impact our operations and hinder our growth. Also, this relocation will require us to build up higher levels of inventory to enable us to continue to satisfy customer demand during the transition period, which could require a higher investment in working capital and affect our financial position.
     Our worldwide operations could be adversely impacted by political, economic and social changes, or acts of terrorism or war.
     We operate worldwide and for fiscal year 2005 sales outside of the United States accounted for approximately 26% of our revenue. Changes in the laws or policies of governmental and quasi-governmental agencies, as well as social and economic conditions, in the countries in which we operate (including the United States) could affect our business and our results of operations. In addition, economic factors (including inflation and fluctuations in interest rates and foreign currency exchange rates) and competitive factors (such as price competition and business combinations or reorganizations of competitors) or a decline in industry sales or cancelled or delayed orders due to economic weakness or changes in economic conditions, either in the United States or other countries in which we conduct business, could negatively affect our results of operations.
     Terrorist acts or acts of war, whether in the United States or abroad, could cause damage or disruption to our operations, our suppliers, channels to market or customers, or could cause costs to increase, or create political or economic instability, any of which could have a material adverse effect on our results of operations.
We are reliant on third parties whose operations are outside our control.
     We rely on arrangements with third-party shippers and carriers such as independent shipping companies for timely delivery of our products to our customers. As a result, we may be subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor strikes, inclement weather, natural disasters and rapidly increasing fuel costs. If the services of any of these third parties become unsatisfactory, we may experience delays in meeting our customers’ product demands and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and could cause us to lose customers.
     We also utilize third party distributors and manufacturers’ representatives to sell, install and service certain of our products. While we are selective in whom we chose to represent us, it is difficult for us to ensure that our distributors and manufacturers’ representatives consistently act in accordance with the standards we set for them. To the extent any of our end-customers have negative experiences with any of our distributors or manufacturers’ representatives, it could reflect poorly on us and damage our reputation, thereby negatively impacting our financial results.
     We also utilize contract manufacturers to manufacture certain of our Power Electronics products. In some instances we are contractually obligated to use a contract manufacturer for production of specific products for which we have supply agreements at contractual rates. To the extent our manufacturing partners have issues with product quality or timely delivery of products, it could impair our relationships with our customers. Additionally, certain of our manufacturing agreements may not provide us with sufficient flexibility to negotiate pricing or to secure for ourselves some of the inputs for our products, which could result in higher manufacturing costs. Any of these factors could impair our financial results by reducing future revenue or increasing costs.
     Maintaining our manufacturing operations requires significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.
     We had capital expenditures of approximately $3.7 million and $11.9 million in fiscal years 2004 and 2005, respectively. We expect to spend approximately 1.4% to 2.5% of future revenues on capital expenditures in future periods excluding construction of any new manufacturing facilities. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain our manufacturing capacity or quality control processes, we could lose customers and there could be a material adverse impact on our market share and our ability to generate revenue.

     Our productivity initiatives, including rationalizations, relocations or consolidations may not be sufficiently effective to improve our financial performance or generate desired cost savings.
     We have undertaken and may continue to undertake productivity initiatives, including, among others, reorganizations, including the shut down or sale of portions of our business, and facility rationalizations to improve performance or generate cost savings. In addition, we may from time to time relocate or consolidate one or more of our operations. We may not realize any planned performance improvements or cost savings from such activities and delays or other interruptions in production or delivery of products may occur as the result of any rationalization, relocation or consolidation. A rationalization, relocation or consolidation could also cause asset impairments and/or trigger environmental remediation obligations. Further, these initiatives may not be completed or be beneficial to us.
     Our new management team may not be able to successfully grow and manage all businesses.
     We believe that due to the challenges of growing our company, the quality of our executive officers and their ability to work effectively together as a management team will be key to our success. We recently hired our new Chief Executive Officer, Jeffrey Graves, our new Vice President and General Counsel, James D. Dee, the new Vice President and General Manager of our Power Electronics division, William Bachrach, and announced the resignation of Stephen E. Markert, Jr. as our Vice President, Finance and Chief Financial Officer. Mr. Markert’s resignation will take effect following a transition period ending no earlier than October 14, 2005 and no later than December 10, 2005. We have begun a new search to find Mr. Markert’s replacement, but we may not complete that search process prior to his departure. Also, Charles R. Giesige, Sr. was appointed Vice President and General Manager of our Motive Power division in April 2005 in addition to his position as Vice President and General Manager of our Standby Power division. This new management team may not be effective in attaining our business goals and may not fulfill our expectations regarding our operations.
     Our financial performance depends on certain restructuring and rationalization programs currently being implemented by management. To the extent these programs do not achieve their intended effect, our financial results could deteriorate.
     Management is taking certain actions to improve profitability via several initiatives. Firmwide, we are placing renewed emphasis on improving the quality of the products we manufacture and on more timely delivery of our products. In Motive Power in particular, we are working to improve our product portfolio, our manufacturing processes and our sales channels including our relationships with manufacturers’ representatives and truck dealers.

In Power Electronics, we are working to improve our product fulfillment process and to more tightly integrate our various operations to achieve desired revenue and expense synergies. Additionally, we continue to work to optimize our manufacturing portfolio by transitioning capacity to lower-cost regions and by selectively using contract manufacturers for certain of our Power Electronics products. To the extent management is unsuccessful at achieving the goals of any or all of these initiatives, we will not be able to achieve our anticipated operating results.
     If the result of our assessment of internal controls following our recent acquisitions leaves us unable to conclude that our internal control over financial reporting is effective or if our independent registered public accounting firm disagrees with our assessment of the effectiveness of our internal control over financial reporting, we could lose investor confidence in the reliability of our financial information.
     Our assessment of internal control over financial reporting for the year ending January 31, 2006 will, for the first time, include an assessment of the internal controls relating to Datel and CPS. In conducting that assessment we may find material weaknesses that would prevent us from concluding that our internal control over financial reporting is effective as of January 31, 2006. Also, our independent registered public accounting firm may disagree with our assessment and/or may not be satisfied with the effectiveness of our internal control over financial reporting as of January 31, 2006. In the event that we are unable to conclude that our internal control over financial reporting at January 31, 2006 is effective, we may delay the filing of our annual report and restate financial results, and our independent registered public accounting firm will not be able to issue an unqualified audit opinion with respect to the effectiveness of our internal control over financial reporting. Any of these consequences could cause investors to lose confidence in the reliability of our financial statements and other reported financial information, which in turn, could harm our business and negatively impact the trading price of our common stock.
     Costs of complying with environmental laws and regulations and liabilities that we may incur from fines and penalties, in the United States and internationally, could adversely impact our financial results and condition.
     Our facilities are subject to a broad array of environmental laws and regulations. The costs of complying with complex environmental laws and regulations, as well as participation in voluntary programs, are significant and will continue to be so for the foreseeable future. We are also subject to potentially significant fines and penalties for non-compliance with applicable laws and regulations. Our accruals for such costs and liabilities may not be adequate since the estimates on which the accruals are based depend on a number of factors including, but not limited to, the nature of the problem, the complexity of the issues, the nature of the remedy, the outcome of discussions with regulatory agencies and/or the government or third parties and, as applicable, other potentially responsible parties (“PRPs”) at multi-party sites, the number and financial viability of other PRPs and risks associated with litigation. These costs and liabilities could adversely impact our financial results and condition.
     In response to the European Union’s “Restriction on Use of Hazardous Substances in Electrical and Electronic Equipment,” we established a schedule for compliance. We will continue to strive for elimination of, and seek to have our component part suppliers eliminate, prohibited hazardous substances consistent with legislative requirements. We will continue to actively monitor decisions around environmental legislation and align our compliance with those decisions and the needs of our customers. These efforts may not be successful or completed on a timely basis, the failure of either of which could have an adverse effect on our results of operations.
     Our results may be adversely impacted by customers that become insolvent or bankrupt.
     We are exposed to the credit risk of our customers, including risk of insolvency and bankruptcy. Although we have programs in place to monitor and mitigate the associated risk, such programs may not be effective in reducing our credit risks or risks associated with potential bankruptcy of our customers. To the extent one or more of our customers becomes insolvent or seeks protection from its creditors, we may not be able to collect money due to us and we could incur write-downs to our accounts receivable balances. Additionally, the loss of such customers could negatively impact our financial performance in future periods.
     Pending or future litigation could impact our financial results and condition.
     Our business, results of operations and financial condition could be affected by significant pending and future litigation or claims adverse to us. Types of potential litigation cases include: product liability, contract, employment-related, labor relations, personal injury or property damage, intellectual property, stockholder claims and claims arising from any injury or damage to persons, property or the environment from hazardous substances used, generated or disposed of in the conduct of our business (or that of a predecessor to the extent we are not indemnified for those liabilities).
     Our domestic business operations are dependent upon our ability to engage in successful collective bargaining with our unionized workforce.
     Approximately 30% of our workforce is unionized, and we engage in collective bargaining negotiations with the unions that represent them. If we are unable to reach agreement with any of our unionized work groups in future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages. Strikes or labor disputes with our employees may adversely affect our ability to conduct our business.
     A change in our product mix may cause our results of operations to differ substantially from the anticipated results in any particular period.
     Our overall profitability may not meet expectations if our products, customers or geographic mix are substantially different than anticipated. Our profit margins vary among products, customers and geographic markets. Consequently, if our mix of any of these is substantially different from what is anticipated in any particular period, our profitability could be lower than anticipated.
     Consolidation to a single enterprise resource planning system could adversely affect our operations.
     We are consolidating our operations into a single enterprise resource planning (ERP) system in certain locations over the next two years to integrate the separate systems of businesses that we recently acquired. An ERP system automates various business tasks including accounting, distribution and sales. Successful implementation of this consolidation will be critical to our cost reduction initiatives and to our ability to comply with the financial reporting and internal audit compliance obligations of a public company. This process will significantly affect many aspects of our business, including our accounting, operations, purchasing, sales, marketing, and administrative functions, and could disrupt our business, distract management and increase our costs. This platform may require further modifications and user training in order to properly handle all of the different accounting requirements of the countries in which we operate. If we were to experience difficulties or delays in the implementation of this consolidation, our ability to provide products to our customers on a timely basis could be adversely affected, which would harm our operating results and relationships with our customers. Additionally, any integration difficulties or delays could adversely affect the processing and reporting of our accounting and financial results. We may not be able to correct any such difficulties or problems on a timely basis.
     The achievement of our business objectives is highly dependent upon the proper functioning of our systems infrastructure.
     In spite of having a disaster recovery plan in place, infrastructure failures could have a material adverse effect on our business. We are highly dependent on our systems infrastructure in order to achieve our business objectives. If we experience a problem that impairs our infrastructure, such as a power outage, computer virus, intentional disruption of IT systems by a third party, equipment failure or computer or telephone system failure, the resulting disruptions could impede our ability to book or process orders, manufacture and ship products in a timely manner or otherwise carry on our business in the ordinary course.

Any such events could cause us to lose significant customers or revenue and could require us to incur significant expense to eliminate these problems and address related security concerns.
     If customers fail to renew supply agreements on terms as favorable to us as existing agreements, our financial results could be adversely impacted.
     We supply products to certain of our customers pursuant to time-limited supply agreements. These contracts may not be renewed or, if renewed, they may not be renewed on as favorable terms to us as existing agreements, which could adversely impact our financial results.
     We may not be able to adequately protect our proprietary intellectual property and technology.
     We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Despite our efforts to protect our proprietary intellectual property and technology and other confidential information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property and proprietary technologies, which could adversely impact our competitive position and therefore our business operations and financial results.
Item 8.01 Other Events.
     On November 15, 2005, the Company issued a press release announcing that it intends to offer $60.0 million of its convertible senior notes due 2025 in a private placement. A copy of this press release is filed as Exhibit 99.3 to this Form 8-K Current Report.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     The following exhibits are furnished herewith, except Exhibit 99.3, which is filed herewith:

Exhibit No.	Description
99.1	Press release dated November 15, 2005 issued by C&D Technologies, Inc.

Exhibit No.	Description
99.2	Investor presentation.

99.3	Press release dated November 15, 2005 issued by C&D Technologies, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC.

By:	/s/ Stephen E. Markert, Jr.

Stephen E. Markert, Jr.
Vice President and Chief Financial Officer
Date: November 15, 2005